As filed with the Securities and Exchange Commission on July 11, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMB Property Corporation
(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	94-3281941 (I.R.S. Employer Identification No.)
Pier 1, Bay 1
San Francisco, California 94111
(Address of principal executive offices) (Zip code)
The Amended and Restated 2002 Stock Option and Incentive Plan of
AMB Property Corporation and AMB Property, L.P.
(Full title of the plan)

Tamra D. Browne, Esq.	Copies to:
Senior Vice President, General Counsel and Secretary AMB Property Corporation Pier 1, Bay 1 San Francisco, California 94111 (415) 394-9000	Laura L. Gabriel, Esq. Latham & Watkins LLP 505 Montgomery Street, Suite 2000 San Francisco, California 94111 (415) 391-0600
(Name and address, including zip code, and telephone
number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of securities to be registered	registered (1)	share (2)	price (2)	registration fee
Common Stock, par value $0.01 per share	7,500,000 Shares	$55.92	$419,400,000	$12,875.58

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall also automatically cover any additional shares of common stock of AMB Property Corporation (“Common Stock”) which become issuable under The Amended and Restated 2002 Stock Option and Incentive Plan of AMB Property Corporation and AMB Property, L.P. (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)	This estimate is made pursuant to Rules 457(c) and 457(h)(1) solely for purposes of calculating the registration fee, and is based on a price of $55.92, which represents the average of the high and low prices per share of Common Stock as reported on the New York Stock Exchange on July 5, 2007.

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the Plan are exercised.

INTRODUCTION
     By a registration statement on Form S-8 (File No. 033-90042) filed with the Securities and Exchange Commission (“the Commission”) on June 7, 2002, AMB Property Corporation, a Maryland corporation (the “Company”) previously registered 10,000,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), reserved for issuance from time to time in connection with the 2002 Stock Option and Incentive Plan of the Company and AMB Property, L.P., as amended (the “Plan”). Under this registration statement, the Company is registering an additional 7,500,000 shares of Common Stock reserved for issuance from time to time in connection with the Plan.
PART I
Information Required in the Section 10(a) Prospectus
     The information called for in Part I of Form S-8 is included in the prospectus for the Plan in accordance with Rule 428 promulgated under Securities Act of 1933, as amended, and is not being filed with or included in this registration statement on Form S-8 (by incorporation by reference or otherwise).
PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
     The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:
(1)	Our Annual Report on Form 10-K for the year ended December 31, 2006 (including items incorporated by reference from our Proxy Statement for our 2007 Annual Meeting of Stockholders pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”));

(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

(3)	Our Current Reports on Form 8-K filed on January 10, 2007, February 21, 2007, February 22, 2007, February 23, 2007, March 2, 2007, March 23, 2007, May 15, 2007 and May 16, 2007;

(4)	Item 8.01 of our Current Report on Form 8-K filed on January 24, 2007;

(5)	Items 5.02 and 8.01 of our Current Report on Form 8-K filed on April 19, 2007;

(6)	The description of our common stock contained in our registration statement on Form 8-A filed on October 28, 1997; and

(7)	All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities covered hereby then remaining unsold, are deemed to be incorporated by reference in this registration statement and are a part hereof from the date of filing of such documents.
     Any information that we later file with the Commission will automatically update and supersede the information and statements contained in a document incorporated or deemed to be incorporated by reference herein. Any such information or statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this registration statement. Under no circumstances will any information filed under former items 9 or 12 of Form 8-K or current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 2-418 of the Maryland General Corporation Law permits a corporation to indemnify its directors and officers and certain other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer, whether or not involving action in the director’s or officer’s official capacity, in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.
     In addition, Section 2-418 of the Maryland General Corporation Law requires that, unless prohibited by its Charter, a corporation indemnify any director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, or any claim, issue or matter in the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding, or in the defense of any such claim, issue or matter in the proceeding.
     Our Charter and Bylaws provide in effect for the indemnification by us of our directors and officers to the fullest extent permitted by applicable law. We have purchased directors’ and officers’ liability insurance for the benefit of our directors and officers.
     We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require, among other matters, that we indemnify our executive officers and directors to the fullest extent permitted by law and reimburse the executive officers and directors for all related expenses as incurred, subject to return if it is subsequently determined that indemnification is not permitted.
     The Partnership Agreement of AMB Property, L.P. requires AMB Property, L.P. to indemnify us, our directors and officers, and such other persons as we may from time to time designate against any loss or damage, including reasonable legal fees and court costs incurred by the person by reason of anything it may do or refrain from doing for or on behalf of AMB Property, L.P. or in connection with its business or affairs unless it is established that: (i) the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

(ii) the indemnified person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.

4.1	Articles of Incorporation of AMB Property Corporation (incorporated by reference to Exhibit 3.1 of AMB Property Corporation’s Registration Statement on Form S-11 (No. 333-35915)).

4.2	Articles Supplementary establishing and fixing the rights and preferences of the 8.00% Series I Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation’s Current Report on Form 8-K filed on March 23, 2001).

4.3	Articles Supplementary establishing and fixing the rights and preferences of the 7.95% Series J Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation’s Current Report on Form 8-K filed on October 3, 2001).

4.4	Articles Supplementary redesignating and reclassifying all 2,200,000 Shares of the 8.75% Series C Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation’s Current Report on Form 8-K filed on December 7, 2001).

4.5	Articles Supplementary establishing and fixing the rights and preferences of the 7.95% Series K Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation’s Current Report on Form 8-K filed on April 23, 2002).

4.6	Articles Supplementary redesignating and reclassifying 130,000 Shares of 7.95% Series F Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.2 of AMB Property Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

4.7	Articles Supplementary redesignating and reclassifying all 20,000 Shares of 7.95% Series G Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.3 of AMB Property Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

4.8	Articles Supplementary establishing and fixing the rights and preferences of the 61/2% Series L Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.16 of AMB Property Corporation’s Form 8-A filed on June 20, 2003).

4.9	Articles Supplementary establishing and fixing the rights and preferences of the 63/4% Series M Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.17 of AMB Property Corporation’s Form 8-A filed on November 12, 2003).

4.10	Articles Supplementary redesignating and reclassifying all 1,300,000 shares of 85/8% Series B Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.18 to AMB Property Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004).

4.11	Articles Supplementary establishing and fixing the rights and preferences of the 7.00% Series O Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.19 to AMB Property Corporation’s Registration Statement on Form
8-A filed on December 12, 2005).

4.12	Articles Supplementary redesignating and reclassifying all 4,600,000 shares of 81/2% Series A Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.1 to AMB Property Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006).

4.13	Articles Supplementary redesignating and reclassifying all 840,000 shares of 8.125% Series H Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.1 to AMB Property Corporation’s Current Report on Form 8-K filed on March 24, 2006).

4.14	Articles Supplementary establishing and fixing the rights and preferences of the 6.85% Series P Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.18 to AMB Property Corporation’s Registration Statement on Form
8-A filed on August 24, 2006).

4.15	Articles Supplementary redesignating and reclassifying all 220,440 shares of 7.75% Series E Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.1 to AMB Property Corporation’s Current Report on Form 8-K filed on October 4, 2006).

4.16	Articles Supplementary redesignating and reclassifying 267,439 shares of 7.95% Series F Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.2 to AMB Property Corporation’s Current Report on Form
8-K filed on October 4, 2006).

4.17	Articles Supplementary Reestablishing and Refixing the Rights and Preferences of the 7.75% Series D Cumulative Redeemable Preferred Stock as 7.18% Series D Cumulative Redeemable Preferred Stock. (incorporated by reference to Exhibit 3.1 of AMB Property Corporation’s Current Report on Form 8-K filed on February 22, 2007).

4.18	Articles Supplementary Redesignating and Reclassifying 510,000 Shares of 8.00% Series I Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation’s Current Report on Form
8-K filed on May 16, 2007).

4.19	Articles Supplementary Redesignating and Reclassifying 800,000 Shares of 7.95% Series J Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.2 of AMB Property Corporation’s Current Report on Form
8-K filed on May 16, 2007).

4.20	Articles Supplementary Redesignating and Reclassifying 800,000 Shares of 7.95% Series K Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.3 of AMB Property Corporation’s Current Report on Form 8-K filed on May 16, 2007).

4.21	Fifth Amended and Restated Bylaws of AMB Property Corporation (incorporated by reference to Exhibit 3.1 of AMB Property Corporation’s Current Report on Form 8-K filed on February 22, 2007).

4.22	Form of Certificate for Common Stock of AMB Property Corporation (incorporated by reference to Exhibit 3.3 of AMB Property Corporation’s Registration Statement on Form S-11 (No. 333-35915)).

4.23	Form of Registration Rights Agreement among AMB Property Corporation and the persons named therein (incorporated by reference to Exhibit 10.2 of AMB Property Corporation’s Registration Statement on Form S-11 (No. 333-35915)).

4.24	Registration Rights Agreement dated November 14, 2003 by and among AMB Property II, L.P. and the unitholders whose names are set forth on the signature pages thereto (incorporated by reference to Exhibit 4.1 of AMB Property Corporation’s Current Report on Form 8-K filed on November 17, 2003).

4.25	Registration Rights Agreement dated as of May 5, 1999 by and among AMB Property Corporation, AMB Property II, L.P. and the unitholders whose names are set forth on the signature pages thereto (incorporated by reference to Exhibit 4.33 to AMB Property Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006).

4.26	Registration Rights Agreement dated as of November 1, 2006 by and among AMB Property

Corporation, AMB Property II, L.P., J.A. Green Development Corp. and JAGI, Inc. (incorporated by reference to Exhibit 4.34 to AMB Property Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006).

5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page to this registration statement).

99.1	The Amended and Restated 2002 Stock Option and Incentive Plan of AMB Property Corporation and AMB Property, L.P. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on May 15, 2007).
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on July 11, 2007.

AMB PROPERTY CORPORATION
By:	/s/ Thomas S. Olinger
	Name:	Thomas S. Olinger
	Title:	Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Hamid R. Moghadam, Thomas S. Olinger and Tamra D. Browne, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

	Chairman of the Board and Chief Executive Officer	July 11, 2007
Hamid R. Moghadam	(Principal Executive Officer)

/s/ Afsaneh M. Beschloss
Afsaneh M. Beschloss	Director	July 11, 2007

/s/ T. Robert Burke
T. Robert Burke	Director	July 11, 2007

/s/ David A. Cole
David A. Cole	Director	July 11, 2007

/s/ Lydia H. Kennard
Lydia H. Kennard	Director	July 11, 2007

/s/ J. Michael Losh
J. Michael Losh	Director	July 11, 2007

/s/ Frederick W. Reid
Frederick W. Reid	Director	July 11, 2007

/s/ Jeffrey L. Skelton
Jeffrey L. Skelton	Director	July 11, 2007

/s/ Thomas W. Tusher
Thomas W. Tusher	Director	July 11, 2007

/s/ Thomas S. Olinger
Thomas S. Olinger	Chief Financial Officer
	(Principal Financial Officer)	July 11, 2007

/s/ Nina A. Tran
Nina A. Tran	Chief Accounting Officer and Senior Vice President (Principal Accounting Officer)	July 11, 2007

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION
4.1	Articles of Incorporation of AMB Property Corporation (incorporated by reference to Exhibit 3.1 of AMB Property Corporation’s Registration Statement on Form S-11 (No. 333-35915)).

4.2	Articles Supplementary establishing and fixing the rights and preferences of the 8.00% Series I Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation’s Current Report on Form 8-K filed on March 23, 2001).

4.3	Articles Supplementary establishing and fixing the rights and preferences of the 7.95% Series J Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation’s Current Report on Form 8-K filed on October 3, 2001).

4.4	Articles Supplementary redesignating and reclassifying all 2,200,000 Shares of the 8.75% Series C Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation’s Current Report on Form 8-K filed on December 7, 2001).

4.5	Articles Supplementary establishing and fixing the rights and preferences of the 7.95% Series K Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation’s Current Report on Form 8-K filed on April 23, 2002).

4.6	Articles Supplementary redesignating and reclassifying 130,000 Shares of 7.95% Series F Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.2 of AMB Property Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

4.7	Articles Supplementary redesignating and reclassifying all 20,000 Shares of 7.95% Series G Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.3 of AMB Property Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

4.8	Articles Supplementary establishing and fixing the rights and preferences of the 61/2% Series L Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.16 of AMB Property Corporation’s Form 8-A filed on June 20, 2003).

4.9	Articles Supplementary establishing and fixing the rights and preferences of the 63/4% Series M Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.17 of AMB Property Corporation’s Form 8-A filed on November 12, 2003).

4.10	Articles Supplementary redesignating and reclassifying all 1,300,000 shares of 85/8% Series B Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.18 to AMB Property Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004).

4.11	Articles Supplementary establishing and fixing the rights and preferences of the 7.00% Series O Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.19 to AMB Property Corporation’s Registration Statement on Form
8-A filed on December 12, 2005).

4.12	Articles Supplementary redesignating and reclassifying all 4,600,000 shares of 81/2% Series A Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.1 to AMB Property Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006).

4.13	Articles Supplementary redesignating and reclassifying all 840,000 shares of 8.125% Series H Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.1 to AMB Property Corporation’s Current Report on Form 8-K filed on March 24, 2006).

EXHIBIT	DESCRIPTION
4.14	Articles Supplementary establishing and fixing the rights and preferences of the 6.85% Series P Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.18 to AMB Property Corporation’s Registration Statement on Form
8-A filed on August 24, 2006).

4.15	Articles Supplementary redesignating and reclassifying all 220,440 shares of 7.75% Series E Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.1 to AMB Property Corporation’s Current Report on Form 8-K filed on October 4, 2006).

4.16	Articles Supplementary redesignating and reclassifying 267,439 shares of 7.95% Series F Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.2 to AMB Property Corporation’s Current Report on Form
8-K filed on October 4, 2006).

4.17	Articles Supplementary Reestablishing and Refixing the Rights and Preferences of the 7.75% Series D Cumulative Redeemable Preferred Stock as 7.18% Series D Cumulative Redeemable Preferred Stock. (incorporated by reference to Exhibit 3.1 of AMB Property Corporation’s Current Report on Form 8-K filed on February 22, 2007).

4.18	Articles Supplementary Redesignating and Reclassifying 510,000 Shares of 8.00% Series I Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation’s Current Report on Form
8-K filed on May 16, 2007).

4.19	Articles Supplementary Redesignating and Reclassifying 800,000 Shares of 7.95% Series J Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.2 of AMB Property Corporation’s Current Report on Form
8-K filed on May 16, 2007).

4.20	Articles Supplementary Redesignating and Reclassifying 800,000 Shares of 7.95% Series K Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.3 of AMB Property Corporation’s Current Report on Form 8-K filed on May 16, 2007).

4.21	Fifth Amended and Restated Bylaws of AMB Property Corporation (incorporated by reference to Exhibit 3.1 of AMB Property Corporation’s Current Report on Form 8-K filed on February 22, 2007).

4.22	Form of Certificate for Common Stock of AMB Property Corporation (incorporated by reference to Exhibit 3.3 of AMB Property Corporation’s Registration Statement on Form S-11 (No. 333-35915)).

4.23	Form of Registration Rights Agreement among AMB Property Corporation and the persons named therein (incorporated by reference to Exhibit 10.2 of AMB Property Corporation’s Registration Statement on Form S-11 (No. 333-35915)).

4.24	Registration Rights Agreement dated November 14, 2003 by and among AMB Property II, L.P. and the unitholders whose names are set forth on the signature pages thereto (incorporated by reference to Exhibit 4.1 of AMB Property Corporation’s Current Report on Form 8-K filed on November 17, 2003).

4.25	Registration Rights Agreement dated as of May 5, 1999 by and among AMB Property Corporation, AMB Property II, L.P. and the unitholders whose names are set forth on the signature pages thereto (incorporated by reference to Exhibit 4.33 to AMB Property Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006).

4.26	Registration Rights Agreement dated as of November 1, 2006 by and among AMB Property Corporation, AMB Property II, L.P., J.A. Green Development Corp. and JAGI, Inc. (incorporated by reference to Exhibit 4.34 to AMB Property Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006).

5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP.

EXHIBIT	DESCRIPTION
23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page to this registration statement).

99.1	The Amended and Restated 2002 Stock Option and Incentive Plan of AMB Property Corporation and AMB Property, L.P. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on May 15, 2007).